Exhibit 99.23.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-88103 on Form N-1A of our report dated September 21, 2006, relating to the financial statements and financial highlights of Lord Abbett Large-Cap Growth Fund, appearing in the Annual Report on Form N-CSR of Lord Abbett Large-Cap Growth Fund for the year ended July 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
November 27, 2006